Exhibit 10.2

July 28, 2016

Hugh McFadden

336 West End Avenue, #BA

New York, NY  10023

Dear Hugh,

The Bancorp is pleased to extend to you an offer of employment. We would like to have you join our Overhead Administration division as an Executive Vice President, Chief Operating Officer, beginning July 27, 2016, at our office location: 409 Silverside Road, Suite 105, Wilmington, DE 19809. This position consists of a forty-hour workweek and may require some flexibility to accommodate any additional time necessary to complete pending projects. You will be reporting to Damian Kozlowski, President and Chief Executive Officer.

The offer we extend to you is:

•	SALARY: $300,000.00 I Annually

•	Bancorp will direct bill or reimburse you for temporary housing for up to ninety (90) days

•	You will be eligible for employee relocation assistance as per the guidelines contained within The Bancorp Employee Relocation Assistance Policy

In addition to the above, we offer an excellent Benefits Package to our employees. These benefits would include Highmark DE Blue Cross Blue Shield three plan options (EPO and two HDHP's), Dental Insurance coverage (free to employee/buy up to add dependents and/or spouse) with United Concordia Employee Benefits, free Life Insurance Coverage (two times your annual salary with a maximum benefit of $200,000.00), short term/long term disability coverage and an exceptional 401K Plan. Access to a Health Savings Accounts through Health Equity. Flexible Spending Accounts are also available. Eligibility for these benefits begins the first of the month following your start date. Your date of eligibility, based upon your original start date of June 20, 2016 will be July 1, 2016.

As a full time employee you are also eligible to participate in our Flexible Spending Account as well as some additional voluntary benefits. We also encourage all employees to participate in our Wellness program with Wellworks. Participation may make you eligible for discounts on your healthcare contributions in 2017.

Our Paid Time-off (PTO) policy is twenty-three (23) days per year prorated from your hire date. Please note that PTO time includes sick time, personal time and vacation time.

This offer is contingent upon our checking your credit and criminal background history. In the event we do not receive a favorable credit and criminal background check, this offer of employment will be void.

Employment with The Bancorp is voluntary, and at will, you may terminate your employment at any time without cause or advance notice. Likewise, The Bancorp may terminate your employment at any time with or without cause or advance notice.

The Bancorp extends this offer with the understanding that you have not signed any agreement with any prior or existing employer which includes restrictions on your ability to compete; to contact customers, clients or employees; or to use and or/disclose business, client or customer information. If there are such agreements, please provide The Bancorp with a copy of the agreement so we can consider whether and to what extent the agreement may preclude and/or restrict your employment with our organization.

I hope you will find working at The Bancorp a rewarding and educational experience. We are looking forward to your bringing your expertise to our organization. There are many opportunities within the company for growth and advancement.

If  you have any questions or concerns, please feel free to contact me via e-mail at or telephone bmccabe@thebancorp.com 302.385.5394. Damian Kozlowski is also available at telephone 302.385.5206.

As you are aware, you cannot formally serve in the COO role until such time as your appointment has received non-objection from the Company and Bank regulators.

I agree to and accept the foregoing terms of employment offer.

/S/  HUGH MCFADDEN

Employee Acceptance Signature